EXHIBIT 11

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
                        HI-RISE RECYCLING SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   FOR THE THREE MONTHS AND NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996

                         THREE MONTHS        THREE MONTHS         NINE MONTHS        NINE MONTHS
                            ENDED               ENDED                ENDED              ENDED
                      SEPTEMBER 30, 1995  SEPTEMBER 30, 1996  SEPTEMBER 30, 1995  SEPTEMBER 30, 1996
                      ------------------  ------------------  ------------------  ------------------
Shares outstanding:         3,444,563           6,231,119           3,444,563           6,231,119

Weighted avg. shares
  outstanding               3,442,949           6,065,553           3,299,442           5,257,735

Net loss                 $   (374,942)       $   (406,114)        $  (998,688)       $ (1,771,917)

Preferred Dividend                 --             (25,676                  --            (306,223)
                         ------------        ------------         -----------        ------------

Total                        (374,942)           (431,790)           (998,688)         (2,078,140)

Net loss per share       $      (0.11)        $     (0.07)        $     (0.30)       $      (0.40)
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